Exhibit 99.1

W. P. Carey Inc. Appoints Tonit M. Calaway to Board of Directors

NEW YORK – SEPTEMBER 18, 2020 – W. P. Carey Inc. (NYSE: WPC), a net lease real estate investment trust, today announced the appointment of Tonit M. Calaway to its Board of Directors. Ms. Calaway is Executive Vice President and Chief Legal Officer and Secretary at BorgWarner Inc., a worldwide automotive industry components and parts supplier.

Jason Fox, Chief Executive Officer and Board Member of W. P. Carey, said: “We are thrilled to welcome Tonit to our Board of Directors. Tonit’s diverse background in both human resources and legal, as well as her expertise in the automotive and industrial sectors will serve as an invaluable resource as we continue to grow our portfolio. We are also excited to leverage Tonit’s knowledge and experience with respect to sustainability to help inform our evolving Environmental, Social and Governance strategy. I’m confident her skills and unique perspectives will make her a tremendous addition to our Board.”

Prior to serving as Chief Legal Officer at BorgWarner Inc., Ms. Calaway was the Chief Human Resources Officer, where she was responsible for the strategic direction of over 300 human resources employees across more than 60 locations worldwide. She also previously served as the Vice President of Human Resources at Harley-Davidson, Inc. and President of the Harley-Davidson Foundation, a philanthropic organization focused on enabling student success, building healthy and sustainable neighborhoods, and improving local communities.

Ms. Calaway currently serves as a board member of Astronics Corporation, a publicly traded aerospace electronics company. Ms. Calaway has also previously served on the Board of Directors of Black Arts MKE, a local arts funding organization in Milwaukee, WI, Froedtert Health, Inc. and the Boys & Girls Club of Greater Milwaukee.

Ms. Calaway received a B.A. in Political Science from the University of Wisconsin-Milwaukee and a J.D. from the University of Chicago. She was also listed as one of Savoy Magazine’s ‘Most Influential Women in Corporate America’ in 2019.

“I am delighted to join the W. P. Carey Board of Directors,” said Ms. Calaway. “I admire W. P. Carey’s longstanding commitment to both its shareholders and to its communities, and I look forward to working with my fellow board members to help shape the Company’s growth in the years to come.”

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W. P. Carey Inc.

W. P. Carey ranks among the largest net lease REITs with an enterprise value of approximately $18 billion and a diversified portfolio of operationally-critical commercial real estate that includes 1,216 net lease properties covering approximately 142 million square feet as of June 30, 2020. For over four decades, the company has invested in high-quality single-tenant industrial, warehouse, office, retail and self-storage properties subject to long-term net leases with built-in rent escalators. Its portfolio is located primarily in the U.S. and Northern and Western Europe and is well-diversified by tenant, property type, geographic location and tenant industry.
www.wpcarey.com

Institutional Investors:
Peter Sands
W. P. Carey Inc.
212-492-1110
institutionalir@wpcarey.com

Press Contact:
Guy Lawrence
Ross & Lawrence
212-308-3333
gblawrence@rosslawpr.com